UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 22, 2004

ARCADIA RESOURCES, INC.
(Exact Name of Registrant as Specified in its Charter)

 Nevada
(State or Other Jurisdiction of Incorporation)

000-31249 (Commission File Number)	88-0331369 (IRS Employer Identification No.)

26777 Central Park Blvd., Suite 200 Southfield, Michigan ((Address of principal executive offices)	48076 (Zip Code)

Registrant’s telephone number, including area code:  (248) 352-7530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

Acquisition of Beacon Respiratory Services, Inc.

On December 22, 2004, Arcadia Resources, Inc. (the “Company”) agreed to purchase the outstanding common stock of Beacon Respiratory Services, Inc., Beacon Respiratory Services of Alabama, Inc., Beacon Respiratory Services of Colorado, Inc., and Beacon Respiratory Services of Georgia, Inc.  These businesses furnish respiratory services in Florida, Alabama, Colorado, and Georgia and collectively have revenues of approximately $1.8 million annually.  We also closed the purchase on December 22, 2004, and the transaction is effective January 1, 2005.

The purchase price is $1.5 million, including the payment of outstanding shareholder notes.  The purchase price is subject to increase by up to an additional $400,000 based on changes in reimbursement rates for calendar year 2005, with any additional amounts owed being payable to the sellers by January 1, 2006.  By January 15, 2005, $993,726 in cash is payable to Beacon’s shareholders, less $150,000 to be held by the Company to offset valid indemnification and other claims of the Company.  The Company’s counsel will hold 16.33% of  the Beacon shares purchased until the $150,000 (including accrued interest less any amounts disputed) is paid to sellers by January 1, 2006.  During this time, the Company may vote such shares and shall have all incidents of ownership.

By January 15, 2004, one of Beacon’s selling shareholders will be issued a promissory note for $151,274, with a one-year term at 8% annual interest.  Principal and interest will be payable quarterly.  If the Company defaults on the note, the selling shareholder may require the Company to transfer back the shares of stock sold by this selling shareholder (i.e., 33% of the Beacon shares purchased by the Company) or elect other remedies.  These shares will be held by the Company’s counsel until the note is paid.  Until the note is paid, the Company may vote such shares and shall have all incidents of ownership.

Item 8.01        Other Events.

Acquisition of BK Tool, Inc.

On December 17, 2004, our Grayrose, Inc. subsidiary purchased substantially all of the assets of BK Tool, Inc., a light industrial staffing business located in Sterling Heights, Michigan, with approximately $2 million in annual revenues.  The purchase price was $175,000 plus 85% of accounts receivables no greater than 60 days outstanding.  At closing, we paid the seller $393,000 in cash, which we financed by drawing on our revolving credit facility.  An additional  $75,000 is payable to the seller within 30 days of closing.

Comerica Bank Credit Agreement

On May 7, 2004, our Arcadia Services, Inc. subsidiary and three of its wholly-owned subsidiaries entered into a credit agreement with Comerica Bank which provides the borrowers with a revolving credit facility with a credit commitment amount of up to $12 million through May 7, 2006.  The credit agreement provides that advances to the Company will not exceed the lesser of the revolving credit commitment amount or the aggregate principal amount of indebtedness permitted under the advance formula amount at any one time.  The advance formula base is 85% of the eligible accounts receivable, plus the lesser of 85% of eligible unbilled  accounts or $2 million, plus an overformula advance of $1 million payable within one year in 12 monthly installments.  Except for the initial advance of $11.5 million which was used to finance a portion of the purchase price of the acquisition of Arcadia Services, Inc. on May 7, 2004, advances on the credit facility are to be used solely for working capital purposes.  Thereafter, on July 29, 2004, the revolving credit commitment amount was increased to $14.4 million.  Subsequently, additional funds were drawn on the overformula advance.

On November 23, 2004, the revolving credit commitment amount was increased to $16 million, and the credit agreement was also amended to provide an overformula balance of $1.2 million payable at the rate of $100,000 per month for 12 consecutive months, beginning in January, 2005.  Further, certain amendments were made to relative to accounts from business originating from state Medicaid plans eligible for inclusion in the advance formula.

Item 9.01        Financial Statements and Exhibits.

            (c)        Exhibits.

                        10.1     Beacon Respiratory Services, Inc. Stock Purchase Agreement.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Resources, Inc. By: /s/ John E. Elliott, II John E. Elliott, II Its: Chairman and Chief Executive Officer

Dated:  December 28, 2004

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Beacon Respiratory Services, Inc. Stock Purchase Agreement.